 Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Benson Hill, Inc., a Delaware corporation (the “Issuer”), unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13G filings.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13G and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to the Statement on Schedule 13G.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed effective as of October 8, 2021.

Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund III SP)

By:	/s/ Chiu Wing Nga Rita
Name/Title: Chiu Wing Nga Rita, Director

Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund II SP)

By:	/s/ Chiu Wing Nga Rita
Name/Title: Chiu Wing Nga Rita, Director

Chiu Wing Nga Rita

By:	/s/ Chiu Wing Nga Rita